Exhibit 10.34

Foster Wheeler AG Senior Executive Severance Plan

Effective as of February 28, 2013

Foster Wheeler AG

Senior Executive Severance Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Foster Wheeler AG, a Swiss company (the “Company”), hereby establishes the Foster Wheeler AG Senior Executive Severance Plan (the “Plan”) for the benefit of Eligible Executives, as hereinafter defined, of the Company and its Affiliates (collectively, “Foster Wheeler”). The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”), and is maintained by the Company for the purpose of providing welfare benefits for a select group of management or highly compensated employees within the meaning of Department of Labor Regulations 29 C.F.R. §2520.104-24.

1.2 Purposes of the Plan. The purposes of the Plan are to:

(a)	specify the severance benefits that will apply to Eligible Executives of Foster Wheeler whose employment is terminated under the circumstances set out in this Plan, and

(b)	provide a level of protection to Foster Wheeler with respect to confidential information, non-competition, non-solicitation, intellectual property and goodwill.

1.3 Duration of the Plan. The Plan shall take effect on February 28, 2013 (the “Effective Date”), and shall remain in effect until terminated by the Company or its designee pursuant to Section 6.1.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

(a)	“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

(b)	“Applicable Laws” means the legal requirements relating to the administration of the Plan, including ERISA, the Code, applicable U.S. federal and state laws, and the applicable laws, rules and regulations of any other country or jurisdiction where the Participant resides, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.

(c)	“Base Pay” means, except as otherwise provided in Section 5.2 or 5.3, the Eligible Executive’s annual base salary in effect when a Qualifying Termination occurs.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)	“Cause” means:

(i)	Conviction of a felony;

(ii)	Actual or attempted theft or embezzlement of Company or any Affiliate assets;

(iii)	Use of illegal drugs;

(iv)	Material breach of an employment agreement between the Company or Affiliate, as the case may be, and the Participant that the Participant has not cured within thirty (30) days after the Company or Affiliate, as applicable, has provided the Participant notice of the material breach which shall be given within sixty (60) days of the Company’s or Affiliate’s, as applicable, knowledge of the occurrence of the material breach;

(v)	Commission of an act of moral turpitude that in the judgment of the Committee can reasonably be expected to have an adverse effect on the business, reputation, or financial situation of the Company or any Affiliate and/or the ability of the Participant to perform his/her duties;

(vi)	Gross negligence or willful misconduct in performance of the Participant’s duties;

(vii)	Breach of fiduciary duty to the Company or any Affiliate;

(viii)	Willful refusal to perform the duties of the Participant’s titled position; or

(ix)	Material violation of the Foster Wheeler AG Code of Business Conduct and Ethics.

(f)	“CEO” means the Chief Executive Officer of the Company. For the avoidance of doubt, there shall be only one CEO at any time (regardless of whether the CEO is also a Participant), and a person shall not be considered the CEO solely by reason of serving as chief executive officer of an Affiliate.

(g)	“Change in Control” means:

(i)

The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of voting securities of the Company where such acquisition causes such Person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this paragraph (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, (B) any acquisition by the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) below; and provided, further, that if any Person’s Beneficial Ownership of the Outstanding Company Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires Beneficial Ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Company Voting Securities;

(ii)	Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

The consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject to the consent of any government or governmental agency, the later of the obtaining of such consent (either explicitly or implicitly by consummation) or the consummation of such Business Combination; excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the Beneficial Owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any (x) corporation owned, directly or indirectly, by the Beneficial Owner of the Outstanding Company Voting Securities as described in clause (A) immediately preceding, or (y) employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination, or any of their respective subsidiaries) Beneficially Owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(v)	The following terms shall have the meaning set forth in this Section 2(g): “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(h)	“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the twenty-four (24) month anniversary of such date.

(i)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

(j)	“Committee” means the Compensation and Executive Development Committee (previously known as the Compensation Committee) of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(k)	“Company” means Foster Wheeler AG, a Swiss company, and any successor thereto as provided in Section 6.6 herein.

(l)	“Director” means any individual who is a member of the Board and who is not a designated employee of Foster Wheeler.

(m)	“Disability” means, in the case of an Eligible Executive, the Eligible Executive qualifying for long-term disability benefits under any long-term disability program sponsored by the Company or Affiliate in which the Eligible Executive participates.

(n)	“Effective Date” has the meaning set forth in Section 1.3.

(o)

“Eligible Executive” means any individual who (a) is either the CEO or an “executive officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, or any successor law thereto, and who (b) except as otherwise determined by the Committee, is not party to an employment or similar agreement or offer letter with Foster Wheeler that provides for severance or separation benefits; provided, however, that an individual described above who is employed in a jurisdiction in which Applicable Law requires that the individual have an employment agreement shall be an Eligible Executive, but the severance benefits provided by the Plan shall be reduced by any pay and/or benefits (statutory or otherwise) provided by such agreement as a result of a Qualifying Termination.

(p)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. For purposes of this Plan, references to sections of ERISA shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

(q)	“LTI” means the Company’s Long Term Incentive Plan applicable to a Participant in operation from time to time.

(r)	“Participant” means any Eligible Executive who satisfies the requirements of Article 4 for participation in the Plan.

(s)	“Plan” means the Foster Wheeler AG Senior Executive Severance Plan set forth in this instrument, as amended from time to time.

(t)	“Qualifying Termination” means a Participant’s permanent cessation of employment with Foster Wheeler as a result of (i) a termination by the Company or an Affiliate without Cause, (ii) a Resignation for Good Reason, (iii) a Resignation for Good Reason During a Change in Control Period or (iv) an event or employment action not addressed in (i), (ii) or (iii) which the Committee, in its sole discretion, determines is a Qualifying Termination. For the avoidance of doubt, termination of employment for any other reason, including by reason of death, Disability, Retirement, termination for Cause or resignation other than a Resignation for Good Reason or a Resignation for Good Reason During a Change in Control Period, shall not constitute a Qualifying Termination and shall not entitle a Participant to any benefits under the Plan. The termination of a Participant’s employment with Foster Wheeler in connection with the sale or other disposition of a business of the Company or any Affiliate shall not constitute a Qualifying Termination if the Participant is offered comparable employment by the purchaser of or other successor to the business. The Committee, in its sole discretion, shall determine whether the Participant has been offered comparable employment.

(u)	“Release” means the written agreement in the form required by the Committee releasing and waiving claims that a Participant is required to execute, and not revoke, in order to receive severance benefits under the Plan pursuant to Section 4.2.

(v)

“Resignation for Good Reason” means a material negative change in the employment relationship without the Participant’s consent that does not occur during a Change in Control Period; provided (a) the Participant notifies the Company of the material negative change within ninety (90) days of the occurrence of such change,

(b) the material negative change is not cured by the Company within thirty (30) days after receiving notice from the Participant, and (c) the material negative change is evidenced by any of the following:

(i)	material reduction of Base Pay and benefits except for across-the-board changes for Eligible Executives at the Participant’s level; or

(ii)	exclusion from executive benefit/compensation plans.

(w)	“Resignation for Good Reason During a Change in Control Period” means a material negative change in the employment relationship without the Participant’s consent that occurs during a Change in Control Period; provided (a) the Participant notifies the Company of the material negative change within ninety (90) days of the occurrence of such change, (b) the material negative change is not cured by the Company within thirty (30) days after receiving notice from the Participant, and (c) the material negative change is evidenced by any of the following:

(i)	material diminution in title, duties, responsibilities or authority;

(ii)	material reduction of Base Pay and benefits except for across-the-board changes for Eligible Executives at the Participant’s level;

(iii)	exclusion from executive benefit/compensation plans; or

(iv)	relocation of the Participant’s principal business location by the Participant’s employer (the Company or Affiliate, as the case may be) of greater than fifty (50) miles.

(x)	“Restrictive Covenant” means an agreement entered into between an Eligible Executive and the Company (including for all purposes hereof any Affiliate) imposing restrictions upon certain activities of the Eligible Executive that may be harmful to the Company, including without limitation restrictions on the Eligible Executive’s ability to compete with Foster Wheeler, to solicit employees, suppliers or customers of Foster Wheeler or otherwise interfere with the relationship between Foster Wheeler and its employees, suppliers or customers, or to utilize confidential or proprietary information.

(y)	“Retirement” means a termination of employment by the Participant after the Participant has (A) attained age sixty (60) and (B) provided to the CEO written notice of the Participant’s intent to terminate employment by way of Retirement as of a date certain, which notice is provided at least one (1) year prior to the date of the intended Retirement, provided that the CEO shall provide written notice of such intent to terminate employment to the Chairperson of the Committee.

For the avoidance of doubt, if a Participant has met the relevant Retirement criteria set forth above but is terminated without Cause or is the subject of a Resignation for Good Reason or a Resignation for Good Reason During a Change in Control Period prior to the date set forth in the notice described above, the Participant shall remain eligible for severance benefits under this Plan.

(z)	“STI” means the Company’s Short-Term Incentive Plan applicable to a Participant in operation from time to time.

(aa)	“Termination Date” means the date on which a Participant’s employment is terminated as shown on the employment records of Foster Wheeler, after taking into account any notice period, “garden leave”, or similar period.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee shall be the “administrator” of the Plan as defined in ERISA, and shall have all authority of an administrator as so defined. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee of Foster Wheeler, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Eligible Executives, the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Eligible Executives and Participants, determining the Restrictive Covenants that must be entered into by an Eligible Executive as a condition to participation and interpreting such Restrictive Covenants, determining a Participant’s eligibility for benefits and the amount of such benefits, and, subject to Section 6.1, adopting modifications and amendments to this Plan. Anything else contained herein to the contrary notwithstanding, no person shall have any right to any severance benefits under the Plan unless the Committee determines in its sole discretion that he/she is entitled to such benefits. Without limiting the foregoing, the Committee may modify the terms of the Plan as necessary to comply with Applicable Laws that apply to any Participant who is a resident of a jurisdiction other than the United States.

3.3 Delegation. The Committee may delegate to one (1) or more of its members or one (1) or more officers of the Company, or its Affiliates or to one (1) or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one (1) or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

3.4 Claims and Appeals. Any Participant, Eligible Executive, or other person (a “claimant”) who believes he/she has a right to severance benefits under the Plan that have not been paid shall file a claim for such benefits, in writing, in accordance with procedures specified by the Committee or its delegates. All claims for benefits shall initially be reviewed by the Company’s Human Resources Department. If the Human Resources Department denies the claim, in whole or in part, it shall provide the claimant with a written notice of denial. Such notice shall be provided not more than ninety (90) days after the claim is filed, which period may be extended by up to an additional ninety (90) days if the claimant is notified of the extension, including the reason for the extension and the date by which the claim may be expected to be resolved, prior to the end of the initial ninety (90) day period. The notice of denial shall be written in a manner calculated to be understood by the claimant, and shall include (i) the specific reasons for such denial; (ii) the specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure (including a statement of the claimant’s right to bring an civil action under Section 502 of ERISA in the event of an adverse decision on review).

Within sixty (60) days after receiving a notice of a denial of his/her claim, a claimant may request in writing a review of such denial by the Committee. Upon receipt of a request, the Committee shall conduct a full and fair review of the claim denial at its next meeting scheduled to be held at least thirty (30) days after the request is received, provided that in special circumstances the Committee may defer reviewing the denial until not later than its third (3rd) meeting after the request for review is received, provided that it notifies the claimant of the reason for the extension not later than the date of the meeting at which it would otherwise be required to review the denial. Not more than five (5) days after the meeting at which it concludes its review, the Committee shall cause the claimant to be provided with a written notice of the Committee’s decision, which notice shall be written in a manner calculated to be understood by the claimant, and if the Committee confirms the denial in whole or in part, shall include (i) the specific reasons for such denial; (ii) the specific reference to pertinent Plan provisions on which the denial is based; and (iii) a statement of the claimant’s right to bring an civil action under Section 502 of ERISA.

The provisions of this Section 3.4 are intended to comply in all respects with the requirements of Department of Labor Regulations 29 C.F.R. §2560.503-1, and shall be so construed and administered. Without limiting the generality of the foregoing, each claimant shall be entitled upon written request to all information that is relevant to his/her claim within the meaning of §2560.503-1(m)(8) and to be represented by a qualified representative who need not be an attorney, and if at the time a request for review is received the Committee, or any fiduciary to which the Committee has delegated its authority to review claims, is not holding regularly scheduled meetings at least quarterly, the time for notifying the claimant of the decision on review shall be determined in accordance with §2560.503-1(i)(1)(i).

No action at law or in equity shall be brought to recover benefits under this Plan unless the claimant has filed a written claim for the benefits not more than one (1) year after the claimant first knows, or with the exercise of reasonable diligence would know, of the basis for the claim, has filed a timely request for review of the claim denial, and has filed such action no later than ninety (90) days after receipt of the notice that the claim denial has been upheld upon review.

Article 4. Participation and Eligibility for Benefits

4.1 Participation. Participation in the Plan shall be limited to those Eligible Executives who are designated as Participants by the Committee, or by its delegate, and who execute a Restrictive Covenant in a form required by the Company or its Affiliates. A Restrictive Covenant may either be an agreement entered into by the Participant in connection with participation in this Plan or in another Foster Wheeler -provided benefit plan or program, or may be an agreement previously entered into by the Participant and approved by the Committee, provided that the Participant acknowledges in writing that such agreement constitutes a Restrictive Covenant for purposes of the Plan in such form as the Committee may require. In no event shall any person, whether or not an Eligible Executive, be considered a Participant or have any rights under this Plan unless and until he/she has entered into a Restrictive Covenant.

4.2 Eligibility for Benefits. A Participant shall be eligible for severance benefits under this Plan if and only if (a) the Participant’s employment is terminated by reason of a Qualifying Termination during the term of the Plan, and (b) the Participant executes, and does not revoke, a Release that constitutes a release and waiver of, and covenant not to sue on, all claims of any type, known or unknown, which the Participant may have against Foster Wheeler, and its and their officers, directors, employees and agents, existing as of the date of execution of the Release and arising out of or in any way relating to the Participant’s employment by, and termination of employment with, the Company or any Affiliate, excepting only claims for payment of benefits pursuant to this Plan, any right to indemnification, and claims that by law may not be waived. For Participants whose severance benefits are subject to Section 409A of the Code, payment of any amounts or benefits under the Plan is expressly conditioned upon the Participant executing and delivering the Release in sufficient time so that the revocation period provided therein expires on or before the sixtieth (60th) day after the Termination Date, and no benefits shall be payable until the revocation period shall have expired; provided, however, that if the sixtieth (60th) day after the Termination Date occurs in the calendar year after the year that includes the Termination Date, no Plan benefits that are subject to Section 409A of the Code shall be paid earlier than the first (1st) day of the calendar year following the year that includes the Termination Date. For all other Participants, payment of any amounts or benefits under the Plan is expressly conditioned upon the Participant executing and delivering the Release in accordance with terms satisfactory to the Committee and the requirements of Applicable Laws.

4.3 Mitigation and Offset. No Participant shall be required to actively seek other employment, or otherwise to mitigate damages, as a condition to receipt of severance benefits to which the Participant is otherwise entitled under the Plan, and benefits shall not be offset by amounts received by the Participant from unemployment insurance or from other employment during the Severance Period (as defined below) (except to the extent that a Participant’s right to continued health coverage is terminated by reason of obtaining other coverage). Notwithstanding the foregoing, if a Participant is employed in a jurisdiction that requires the payment of “statutory pay” or any other comparable form of mandatory separation or severance pay, or is subsequently determined to be entitled to severance pay or benefits under any other agreement with, or policy or plan of, the Company or any Affiliate (in either case, “other benefits”), the benefits provided under this Plan shall be offset by such other benefits, in such a manner that, to the maximum extent possible, the total amount of other benefits and benefits under this Plan received in any period is the same as the benefits the Participant would receive from this Plan if the Participant were not entitled to such other benefits. If, however, severance benefits under the Plan are totally (or significantly) offset by other benefits, the Committee, in its sole discretion, may provide the Eligible Executive with additional severance benefits as consideration for the Release provided the Eligible Executive executes and does not later revoke the Release.

4.4 Certain Restrictions on Payment and Repayment. Anything else contained in this Plan to the contrary notwithstanding:

(a)	If a Participant’s employment is terminated by reason of a Qualifying Termination, but the Committee discovers after such termination that circumstances existed at the time of termination that would have justified the Participant’s termination for Cause, all further severance benefits under the Plan shall be immediately forfeited, and the Company may require the Participant to repay any severance benefits previously received.

(b)	If a Participant violates any provision of the Participant’s Restrictive Covenant, all further severance benefits under the Plan shall be immediately forfeited, and the Company may require the Participant to repay any severance benefits previously received. To the maximum extent permitted by ERISA, or other Applicable Law to the extent not pre-empted by ERISA, severance benefits under this Plan shall be forfeited by reason of a violation of a Restrictive Covenant notwithstanding whether the Restrictive Covenant would otherwise be considered void or unenforceable for any other purpose.

(c)	Severance benefits under this Plan may be subject to repayment pursuant to any clawback or other mandatory repayment policy adopted by the Company, including without limitation any such policy adopted pursuant to either Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any such policy shall, to the extent determined by the Committee, be deemed incorporated into any Participant’s entitlement to any amounts or benefits hereunder.

(d)	If the Participant is rehired by the Company or any Affiliate before all severance benefits have been paid, all remaining benefits shall be forfeited, and benefits to which the Participant may be entitled, if any, upon a subsequent termination shall be based solely upon the terms of any severance plan or agreement applicable to the Participant at such time.

Article 5. Severance Benefits

5.1 Severance Benefits Provided in All Cases. Each Participant shall be entitled to the following benefits upon a termination of employment for any reason, whether or not a Qualifying Termination. The benefits described in this Section 5.1 are listed for purposes of completeness, but are not otherwise considered severance benefits subject to the limitations of this Plan, and the Participant shall not be obligated to execute a Release in order to receive such benefits:

(a)	Base Pay earned through the Termination Date;

(b)	the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved, including, where applicable, by the Committee), but as yet unpaid, STI or other incentive awards for any calendar year prior to the calendar year during which the Termination Date occurs; provided, however, if the Eligible Executive’s employment is terminated by the Company or an Affiliate for Cause, such STI or incentive award, even if awarded, shall be immediately forfeited if permitted under the law of the State of New Jersey;

(c)	all other vested, not forfeited, amounts and benefits to which the Participant may be entitled (except any amounts or benefits under a severance or separation pay plan or policy maintained by the Company or any Affiliate) under the terms of any applicable compensation arrangement or benefit plan or program sponsored by the Company or an Affiliate; and

(d)	a payment representing the Participant’s accrued but unused annual leave in accordance with the rules of the Company’s or Affiliate’s, as applicable, leave policy in operation on the Termination Date.

5.2 Benefits Provided on a Qualifying Termination Not During a Change in Control Period. Subject to the provisions of this Plan, a Participant whose employment is terminated by reason of a Qualifying Termination that does not occur during a Change in Control Period shall receive:

(a)	the Participant’s Base Pay immediately prior to the Termination Date (but disregarding any decrease in Base Pay that constituted the basis for Resignation for Good Reason), for a period of two (2) years in the case of the CEO and one (1) year in the case of any other Participant (in either case, the “Severance Period”), paid in substantially equal installments at the same intervals at which senior executives are paid over a number of years equal to the Severance Period commencing on the first (1st) payroll date after the date specified in Section 4.2, with each installment constituting a separate payment for purposes of Section 409A of the Code;

(b)	an amount equal to the Participant’s STI for the year that includes the Termination Date (but disregarding any decrease in target STI that constituted the basis for Resignation for Good Reason), based upon the actual performance results for such year, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is the number of days in such year, paid at the same time STI awards are paid to active employees for such year. For the avoidance of doubt, (i) such award is subject to the Company’s absolute discretion, and the Participant shall not have any enforceable right to any award, payout, or incentive pursuant to the STI for the year that includes the Termination Date, and (ii) if the terms of the STI in effect for the year that includes the Termination Date provides for payment to the Participant of a portion of his/her STI for such year, the Participant shall be paid only once, which shall satisfy this subsection (b) and the STI then in effect;

(c)

an amount equal to the Participant’s target STI for the year that includes the Termination Date (but disregarding any decrease in target STI that constituted the basis for Resignation for Good Reason), paid on the first (1st) anniversary of the Termination Date;

(d)	for the CEO only, an additional amount equal to the amount described in Section 5.2(c), paid on the second (2nd) anniversary of the Termination Date;

(e)	continuation of all medical, dental and vision benefits applicable to the Participant (including for all purposes hereof the Participant’s eligible dependents) at the Termination Date during the Severance Period, which coverage shall constitute the continuation coverage to which the Participant is entitled under Section 4980A of the Code, or any other comparable law (“COBRA”), and shall be subject to all rules applicable to COBRA coverage. The Company shall reimburse the Participant for the difference between the premium normally charged under COBRA and the premium paid by active employees. At the end of the Severance Period, a Participant who is not the CEO shall be eligible for continued COBRA coverage in accordance with the terms of COBRA and the health care plans, including the full monthly premium required by the plans;

(f)	with respect to any awards made pursuant to the Foster Wheeler AG Omnibus Incentive Plan and any successor plan thereto (the “Omnibus Plan”), the Omnibus Plan will govern vesting, exercise periods, and payments due under such plan and award agreements; and

(g)	senior executive level career transition assistance paid directly by the Company to a firm selected and approved by the Company for a period not to exceed the end of the second (2nd) year after the year that includes that Termination Date, and up to a maximum of fifteen thousand dollars ($15,000); provided that no cash payment will be paid in lieu if the Participant chooses not to make use of career transition assistance; and provided further that if the Participant utilizes a firm located outside the United States, the maximum amount of fifteen thousand dollars ($15,000) will be converted to the appropriate currency using the exchange rate on the Termination Date.

5.3 Benefits Provided on a Qualifying Termination During a Change in Control Period. Subject to the provisions of this Plan, a Participant whose employment is terminated by reason of a Qualifying Termination that occurs during a Change in Control Period shall receive, without duplication, the following:

(a)	the Participant’s Base Pay immediately prior to the Termination Date (but disregarding any decrease in Base Pay that constituted the basis for Resignation for Good Reason During a Change in Control Period), for a period of two (2) years (the “Change in Control Severance Period”);

(b)	an amount equal to the Participant’s STI for the year that includes the Termination Date (but disregarding any decrease in target STI that constituted the basis for Resignation for Good Reason During a Change in Control Period), based upon the Participant’s target for such year, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is the number of days in such year. If the terms of the STI in effect for the year that includes the Termination Date provides for payment to the Participant of a portion of his/her STI for such year, the amount described in this subsection (b) shall be paid only to the extent it exceeds such payment, with an appropriate adjustment being made to whichever of the payments is made later;

(c)	two (2) times an amount equal to the Participant’s target STI for the year that includes the Termination Date (but disregarding any decrease in target STI that constituted the basis for Resignation for Good Reason During a Change in Control Period);

(d)	continuation of all medical, dental and vision benefits applicable to the Participant (including for all purposes hereof the Participant’s eligible dependents) at the Termination Date during the Change in Control Severance Period, which coverage shall constitute the continuation coverage to which the Participant is entitled under COBRA, and shall be subject to all rules applicable to COBRA coverage. The Company shall reimburse the Participant for the difference between the premium normally charged under COBRA and the premium paid by active employees;

(e)	with respect to any awards made pursuant to the Omnibus Plan, the Omnibus Plan will govern vesting, exercise periods, and payments due under such plan and award agreements; and

(f)	senior executive level career transition assistance paid directly by the Company to a firm selected and approved by the Company for a period not to exceed the end of the second (2nd) year after the year that includes that Termination Date, and up to a maximum of fifteen thousand dollars ($15,000); provided that no cash payment will be paid in lieu if the Participant chooses not to make use of career transition assistance; and provided further that if the Participant utilizes a firm located outside the United States, the maximum amount of fifteen thousand dollars ($15,000) will be converted to the appropriate currency using the exchange rate on the Termination Date.

The amounts in Section 5.3(a), (b) and (c) shall be paid in a lump sum in cash on the sixtieth (60th) day after the Termination Date.

5.4 280G Modified Cap.

(a)	Notwithstanding anything in this Plan to the contrary, if the aggregate amount of the severance benefits under this Plan, and other payments and benefits which the Participant has the right to receive from the Company (including the value of any equity rights which become vested upon a Change in Control) (the “Total Payments”) would constitute a “parachute payment” as defined in Code Section 280G(b)(2), the Participant shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Participant (after taking into account all federal, state and local income taxes payable by the Participant and the amount of any excise taxes payable by the Participant under Code Section 4999 that would be payable by the Participant (the “Excise Taxes”)) if the Participant were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Participant (after taking into account all federal, state and local income taxes payable by the Participant) if the Participant were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Participant shall be entitled only to the Reduced Payments.

(b)

The determination of whether Section 5.4 applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by an accounting firm selected by the Company (the “Accounting Firm”). Such reduction shall be accomplished by first reducing all cash payments in the order they would otherwise be paid, and then reducing any equity grant the vesting of which was accelerated by reason of a change in control (as defined in the applicable award agreements or Omnibus Plan), with equity grants subject to performance-based vesting reduced first, and then equity grants subject to time-based vesting reduced in the reverse order that they would otherwise have vested, and then to all welfare benefits. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Article 6. Miscellaneous

6.1 Amendment, Modification, Suspension, and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided, however, that, except as necessary to comply with any Applicable Law, no such action shall adversely affect the benefits of a Participant whose Qualifying Termination occurs either prior to, or within six (6) months after, the date of the Committee’s action.

6.2 No Right to Continued Employment. To the maximum extent permitted by Applicable Law, each Participant shall be an employee at will, and nothing in this Plan shall interfere with or limit in any way the right of Foster Wheeler to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his/her employment for any specified period of time.

6.3 Payments upon Death. In the event a Participant dies after a Qualifying Termination, any benefits remaining payable shall be paid in a single lump sum to the representative of the Participant’s estate. Notwithstanding the foregoing, the Committee may establish procedures allowing a Participant to designate a beneficiary to whom all unpaid benefits will be paid upon the Participant’s death.

6.4 Notices. Any notice or other communication required or permitted to be given under this Plan shall be considered validly given if delivered by hand, sent by e-mail, fax or reputable overnight courier (in which event it shall be deemed given on the next business day), or deposited in registered or certified mail, or the equivalent, with proper first class postage prepaid (in which event it shall be deemed given on the seventh (7th) business day being so deposited), and addressed to the Participant at his/her most recent address shown on the personnel records of the Company, or to the Company or the Committee at the following address, or to any other address which either party may specify by notice given in the same manner:

Foster Wheeler AG

c/o Chair of the Compensation and Executive Development Committee

Lindenstrasse 10 6340 Baar, (Canton of Zug), Switzerland

6.5 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

6.6 Successors. This Plan, and all obligations of the Company under this Plan, shall inure to the benefit of and be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, amalgamation, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

6.7 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

6.8 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

6.9 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

6.10 Section 409A. It is the Company’s intent that any benefits payable under this Plan be structured to be exempt from Code Section 409A, including all Treasury Regulations and other guidance issuance pursuant thereto (“Section 409A”) or to comply with the requirements of deferred compensation subject to Section 409A, and to the maximum extent permitted by Applicable Law, the Plan shall be so administered and construed. Without limiting the generality of the foregoing, the following provisions shall apply to the extent necessary to comply with Section 409A:

(a)	If any benefits subject to Section 409A become payable by reason of a Participant’s Qualifying Termination, and such Participant incurs a Qualifying Termination as set forth in the Plan that is not a “separation from service,” as defined by Section 409A, then the Participant’s right to such payment shall be fully vested on the date of the Qualifying Termination, but payment shall be deferred until the earliest of (i) the date the Participant incurs such a separation from service (or six months (6) thereafter if and to the extent required by Section 6.10(b)), (ii) the date that a “change in control event” as defined in Section 409A occurs with respect to the Participant, or (iii) the Participant’s death.

(b)	No benefits subject to Section 409A that become payable by reason of a Participant’s separation from service will be made to a Participant who is a “specified employee” (as defined by Section 409A) until the earlier of: (i) the first (1st) day of the seventh (7th) month following the month that includes Participant’s separation from service, or (ii) the Participant’s date of death, and any amounts that would otherwise have been paid prior to such date shall be paid, without interest, in a lump sum on such date.

(c)	To the extent that any benefits that constitute a reimbursement of expenses, or payment of benefits in kind, are subject to Section 409A, no cash payment or other amount may be paid in lieu of such benefit, and any reimbursement must be paid not later than the last day of the year following the year in which the expense is incurred.

(d)	Notwithstanding the Company’s intentions as set forth above, either the Company, any Affiliate, any of their respective officers, directors, employees or agents, or any member of the Committee shall have any liability for any tax imposed on a Participant by Section 409A, and, if any tax is imposed on the Participant.

6.11 Commencement of Severance Benefits. For a Qualifying Termination, severance benefits may be paid to a Participant in accordance with the Plan without any further action of the Committee.

6.12 Governing Law. The Plan shall be governed by the laws of the state of New Jersey, to the extent not pre-empted by ERISA and/or the Code, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New Jersey, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

6.13 Directors’ and Officers’ Liability Insurance. Each Participant will receive coverage under the Company’s Directors’ and Officers’ Liability Insurance Policy for a period of thirty-six (36) months following the Termination Date.

6.14 Cooperation. During the Severance Period, the Participant shall (a) be reasonably available to the Company to respond to requests by them for information pertaining to or relating to matters which may be within the knowledge of the Participant and (b) cooperate with the Company in connection with any existing or future litigation or other proceedings brought by or against the Company, its subsidiaries or affiliates, to the extent the Company deems the Participant’s cooperation reasonably necessary.

6.15 Participant Indemnification. Each Participant will be indemnified and held harmless by the Company and its Affiliates to the extent such Participant was indemnified and held harmless as an active employee under Applicable Laws and the Company’s Organizational Regulations for the Participant’s lawful activities.

6.16 Indemnification. Subject to requirements of New Jersey law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit, or proceeding to which he/she may be a party or in which he/she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him/her in settlement thereof, with the Company’s approval, or paid by him/her in satisfaction of any judgment in any such action, suit, or proceeding against him/her, provided he/she shall give the Company an opportunity, at its own expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Association and its Organizational Regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

FOSTER WHEELER AG

By:	/s/ J. Kent Masters
Name:	J. Kent Masters
Title:	Chief Executive Officer